Exhibit 10.11

Business Matching Agreement

ADVASA Co., Ltd. (“Party A”) and AEON Bank, Ltd. (“Party B”) hereby enter into the following Business Matching Agreement (“this Agreement”).

Article 1 (Purpose)

Party A shall enter into a service agreement concerning the salary-on-demand service provided by Party A (“the Service”) with companies introduced by Party B that are scheduled to implement the Service (“Prospective Implementing Companies”). When members of such companies actually use the Service, Party A shall pay Party B an introduction fee. This Agreement sets forth the terms related thereto.

Article 2 (Definitions)

1. “Prospective Implementing Companies” means companies that directly use the Service provided by Party A and pay service fees to Party A.

2. “Service Members” means individuals (such as officers and employees) who use the functions of the Service under the Prospective Implementing Company.

Article 3 (Introduction of Prospective Implementing Companies and Introduction Fee)

1. Party B may introduce Prospective Implementing Companies that wish to use the Service to Party A. Party B’s responsibilities are limited to the introduction as described above (including actions necessary for Party A to begin negotiations, such as arranging meetings and attending the first meeting) (“the Introduction Work”). Party B shall not provide detailed explanations of the Service’s contents.

2. Party A may negotiate with and enter into a service usage agreement with the Prospective Implementing Company introduced by Party B.

3. Before receiving an introduction from Party B under Paragraph 1, Party A shall not directly contact or negotiate with the Prospective Implementing Company, unless Party A is unaware that the company is one intended to be introduced by Party B.

4. Party A shall not engage in any act intended to avoid paying the introduction fee, such as making false statements regarding matters affecting the determination of the introduction fee.

5. If, as a result of negotiations under Paragraph 2, the Service usage agreement is concluded and Service Members actually use the Service, Party A shall pay Party B an introduction fee equal to 20% (rounded down, tax included) of the total amount of fees (including consumption tax) paid by the Prospective Implementing Company or its Service Members to Party A as compensation for the Service.

6. Party B shall not receive the introduction fee in the following cases:

(1) When the Service Member does not pay service fees to Party A.

(2) When three years have passed since the initial contract start date between Party A and the Prospective Implementing Company.

(3) When the service usage agreement is canceled or terminated for any reason.

7. Party B shall not subcontract the Introduction Work to any third party without the prior written consent of Party A.

Article 4 (Payment Conditions for the Introduction Fee)

1. Party A shall calculate the introduction fee each month as of the salary closing date of each Prospective Implementing Company (“Calculation Date”), for the period from the day after the previous salary closing date to the Calculation Date.

2. Party A shall pay Party B the introduction fee by bank transfer to the account designated by Party B on the last business day of the second month following the Calculation Date.

Article 5 (Relationship with Prospective Implementing Companies)

1. Party A shall have no obligation to pay Party B an introduction fee or any other fee for entering into agreements with the Prospective Implementing Company regarding any business other than the Service, including worker dispatch services.

2. Party B shall not be involved in such agreements and shall raise no objections to Party A.

Article 6 (Elimination of Antisocial Forces)

(omitted for brevity—full translation included in original file)